Exhibit 99.1
INDEPENDENT AUDITOR’S REPORT
The Board of Directors
Touch Clarity Limited
We have audited the accompanying consolidated balance sheets of Touch Clarity Limited and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible redeemable preferred stock, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as valuating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Touch Clarity Limited and its subsidiary as of December 31, 2006 and 2005, and the results of their operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
KPMG LLP London, England May 14, 2007

TOUCH CLARITY LIMITED
Consolidated Balance Sheets
(in thousands, except per share and share data)

	December 31,
	2005	2006
Assets:
Current assets:
Cash and cash equivalents	£697	£264
Accounts receivable, net of allowances of $8 and $0 at December 31, 2005 and 2006, respectively	457	1,807
Prepaid expenses and other current assets	230	115

Total current assets	1,384	2,186
Property and equipment, net	536	752
Long term deposits	110	90

Total assets	£2,030	£3,028

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit:
Current liabilities:
Accounts payable	£208	£381
Accrued liabilities	305	580
Current portion of deferred revenues	443	1,551
Current portion of notes payable	40	40
Current portion of capital lease obligations	174	216

Total current liabilities	1,170	2,768
Deferred revenues, less current portion	—	550
Notes payable, less current portion	72	32
Convertible notes payable	—	600
Capital lease obligations, less current portion	176	92
Commitments and contingencies
Convertible redeemable preferred stock, £0.00001 par value; 22,000,000 and 78,124,570 shares authorized at December 31, 2005 and 2006, respectively, 21,856,285 and 49,885,550 shares issued and outstanding at December 31, 2005 and 2006, respectively (aggregate liquidation preference of £4,415 and £6,610 at December 31, 2005 and 2006, respectively)	4,007	5,825
Stockholders’ deficit:
Ordinary stock, £0.00001 par value;78,000,000 and 30,540,991 shares authorized at December 31, 2005 and 2006, respectively, 8,079,359 and 8,155,704 shares issued and outstanding at December 31, 2005 and 2006, respectively	—	—
Additional paid-in capital	519	633
Accumulated other comprehensive (loss) income	(4)	65
Accumulated deficit	(3,910)	(7,537)

Total stockholders’ deficit	(3,395)	(6,839)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	£2,030	£3,028

See accompanying notes to the consolidated financial statements.

TOUCH CLARITY LIMITED
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2005	2006
Revenues:
Subscription	£1,581	£2,098
Professional services and other	53	34

Total revenues	1,634	2,132

Cost of revenues:
Subscription	962	916
Professional services and other	37	34

Total cost of revenues	999	950

Gross profit	635	1,182

Operating expenses:
Sales and marketing	951	1,503
Research and development	850	1,191
General and administrative	982	1,615

Total operating expenses	2,783	4,309

Loss from operations	(2,148)	(3,127)
Interest income	57	11
Interest expense	(366)	(440)
Other income (expense)	41	(54)

Loss before provision for income taxes	(2,416)	(3,610)
Benefit (provision) for income taxes	64	(17)

Net loss	£(2,352)	£(3,627)

See accompanying notes to the consolidated financial statements.

TOUCH CLARITY LIMITED
Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

			Stockholders’ Deficit
						Accumulated
						Other		Total	Total
	Convertible Redeemable				Additional	Comprehensive	Accumulated	Comprehensive	Stockholders’
	Preferred Stock		Ordinary Stock		Paid-In Capital	(Loss) Income	Deficit	Loss	Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2005	21,856,285	£3,715	7,113,000	£—	£508	£3	£(1,558)	£(1,555)	£(1,047)
Exercise of stock options	—	—	966,359	—	11	—	—	—	11
Dividends accrued on convertible redeemable preferred stock	—	292	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(7)	—	(7)	(7)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(2,352)	(2,352)	(2,352)

Comprehensive loss	—	—	—	—	—	—	—	(2,359)	—

Balance at December 31, 2005	21,856,285	4,007	8,079,359	—	519	(4)	(3,910)	(3,914)	(3,395)
Issuance of convertible redeemable preferred stock, net of issuance costs of £60	21,179,265	1,440	—	—	—	—	—	—	—
Issuance of convertible redeemable preferred stock pursuant to anti-dilution rights	6,850,000	—	—	—	—	—	—	—	—
Dividends accrued on convertible redeemable preferred stock	—	378	—	—	—	—	—	—	—
Exercise of stock options	—	—	76,345	—	2	—	—	—	2
Stock-based compensation	—	—	—	—	112	—	—	—	112
Foreign currency translation adjustment	—	—	—	—	—	69	—	69	69
Comprehensive loss:
Net loss	—	—	—	—	—	—	(3,627)	(3,627)	(3,627)

Comprehensive loss	—	—	—	—	—	—	—	(3,558)	—

Balance at December 31, 2006	49,885,550	£5,825	8,155,704	£—	£633	£65	£(7,537)	£(7,472)	£(6,839)

See accompanying notes to the consolidated financial statements.

TOUCH CLARITY LIMITED
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2005	2006
Cash flows from operating activities:
Net loss	£(2,352)	£(3,627)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	228	269
Interest accrued on convertible preferred stock	292	378
Stock-based compensation expense	–	112
Net changes in operating assets and liabilities:
Accounts receivable, net	(162)	(1,350)
Prepaid expenses and other assets	(56)	135
Accounts payable	13	173
Accrued and other liabilities	165	344
Deferred revenues	224	1,658

Net cash used in operating activities	(1,648)	(1,908)
Cash flows from investing activities:
Purchases of property and equipment	(129)	(326)

Net cash used in investing activities	(129)	(326)
Cash flows from financing activities:
Proceeds from exercise of stock options	11	2
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	–	1,440
Proceeds from issuance of convertible notes payable	–	600
Principal payments on notes payable and capital lease obligations	(181)	(241)

Net cash (used in) provided by financing activities	(170)	1,801

Net decrease in cash and cash equivalents	(1,947)	(433)
Cash and cash equivalents at beginning of period	2,644	697

Cash and cash equivalents at end of period	£697	£264

Supplemental disclosure of noncash investing and financing activities:
Assets acquired under capital leases	£23	£159
See accompanying notes to the consolidated financial statements.

Touch Clarity Limited
Notes to Consolidated Financial Statements
1. Description of Business and Basis of Presentation
Description of Business
     Touch Clarity Limited (the “Company”) was incorporated in the United Kingdom in 2002, and has its principal offices located in London, England. The Company is a leading provider of an on-demand behavioral targeting solution that dynamically changes the content on its customers’ web sites based on individual profiles of each visitor to the customer’s web site. By targeting web content to the information most relevant to each visitor, the Company’s solution allows its customers to improve the return from their online business and marketing activities.
Basis of Presentation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and were prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements are presented in British pounds, which is Touch Clarity Limited’s functional currency.
     All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.
Foreign Currency
     The Company’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the EU euro and United States dollar compared to the British pound.
     The functional currency of the Company’s United States subsidiary is the United States dollar. The financial statements of this subsidiary are translated into British pounds using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ deficit.
     Foreign currency gains (losses) are included in other income (expense) in the accompanying consolidated statements of operations.
Segments
     The Company operates in one business segment.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Significant estimates made by management include the determination of the fair value of stock awards issued.
Comprehensive Loss
     Comprehensive loss is equal to net loss plus other comprehensive (loss) income. Other comprehensive (loss) income consists of changes in stockholders’ deficit that are not the result of transactions with stockholders. The Company’s only element of other comprehensive (loss) income is attributable to foreign currency translation adjustments.
Concentrations of Credit Risk and Significant Customers
     The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Collateral is not required for accounts receivable; however, the Company regularly evaluates customers’ financial condition and creditworthiness.
     Five customers individually represented between 10% and 21% of accounts receivable at December 31, 2005 and in the aggregate accounted for 76% of accounts receivable at that date. One customer accounted for 72% of accounts receivable at December 31, 2006. No other customer accounted for greater than 10% of accounts receivable at December 31, 2006.

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
     Six customers individually represented between 6% and 23% of total revenue at December 31, 2005 and in the aggregate accounted for 69% of total revenues for that year. Five customers individually represented between 5% and 16% of total revenues for the year ended December 31, 2006 and in aggregate accounted for 42% of total revenues for that year. Assets located outside the United States, all of which were located in the United Kingdom, represented 99% and 56% of total assets at December 31, 2005 and 2006, respectively. Subscription revenues accounted for 97% of total revenues in 2005 and 98% of total revenues in 2006.
     The following table sets forth revenues from customers outside and within the United States (pounds in thousands):

	Year Ended December 31,
	2005	2006
Revenues from customers within the United States	£89	£101
Revenues from customers outside the United States:
United Kingdom	1,521	2,005
Customers outside the United States and United Kingdom	24	26

Total revenues from customers outside the United States	1,545	2,031

Total revenues	£1,634	£2,132

Revenues from customers outside the United States as a percentage of total revenues:
United Kingdom	93%	94%
Customers outside the United States and United Kingdom	2	1

Total revenues from customers outside the United States as a percentage of total revenues	95%	95%

Service Provider Concentration
     All of the Company’s servers containing customer data are located in third-party data center facilities in London, England and Massachusetts. The Company does not control the operation of these facilities and is vulnerable to damage or interruption in the event any of these third-party, co-location facilities fail.
Cash and Cash Equivalents
     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents, which consist of cash on deposit with banks and money market funds, are stated at cost, which approximates fair value. All cash and cash equivalents were unrestricted at December 31, 2005 and 2006.
Allowance for Doubtful Accounts
     The Company makes judgments as to its ability to collect outstanding accounts receivable and provides allowances when collection becomes doubtful. Specific provisions are made based on an account-by-account analysis of collectibility. Additionally, provisions are made for non-customer-specific accounts based on the Company’s historical bad debt experience and current economic trends. Provisions are recorded in general and administrative expenses. The Company writes off customer accounts receivable balances to the allowance for doubtful accounts when it becomes likely that they will not be collected.
     The changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31,
	2005	2006
Bad debt allowance:
Balance at beginning of period	£—	£8
Provision	8	—
Write-offs	—	(8)

Balance at end of period	£8	£—

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
Fair Value of Financial Instruments
     The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of the Company’s notes payable and capital lease obligations also approximate fair value.
Property and Equipment
     Property and equipment are stated at cost. Depreciation and amortization of property and equipment are calculated on a straight-line basis over the estimated useful lives of those assets as follows:

Computers, equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated useful life or the lease term
Software Development Costs
     The Company follows the guidance of Emerging Issues Task Force (“EITF”) Issue No. 00-2, Accounting for Web Site Development Costs, and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware. EITF Issue No. 00-2 sets forth the accounting for Web site development costs based on the Web site development activity. EITF Issue No. 00-3 sets forth the accounting for software in a hosting arrangement. The Company follows the guidance set forth in Statement of Position (“SOP”) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, in accounting for the development of its on-demand behavioral targeting solution and other software the Company develops for internal use. SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage, and amortize them over the software’s estimated useful life.
Stock-Based Compensation
     Prior to January 1, 2006, the Company accounted for stock-based employee compensation under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Prior to January 1, 2006, the Company measured stock-based compensation expense as the difference, if any, between the estimated fair value of the Company’s common stock on the date of grant and the exercise price.
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, using the modified prospective transition method, which requires the Company to apply its provisions only to awards granted, modified, repurchased or cancelled after the effective date. Under this transition method, stock-based compensation expense recognized beginning January 1, 2006 is based on the grant-date fair value of stock option awards granted or modified beginning January 1, 2006.
     As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s loss from operations, loss before provision for income taxes and net loss for the year ended December 31, 2006 were £112,000 greater than if the Company had continued to account for stock-based compensation under APB Opinion No. 25.
     The Company accounts for stock option grants to non-employees in accordance with SFAS No. 123R and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require that the fair value of these instruments be recognized as an expense over the period in which the related services are rendered.

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
Income Taxes
     The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Company’s consolidated statements of operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. Changes in ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income (see Note 6).
Revenue Recognition
     The Company mainly derives its revenues from two primary sources: (1) subscription fees from customers implementing and utilizing the Company’s automated behavioral targeting services; and (2) related professional services, consisting primarily of consulting. Because the Company provides its applications as services, it follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. The Company recognizes revenue when all of the following conditions are met:
•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.
     The Company recognizes subscription revenues, including implementation and set-up fees, on a monthly basis, beginning on the date the customer commences use of the Company’s services and ending on the final day of the contract term. The Company records amounts that have been invoiced in accounts receivable and in deferred revenues or revenues, depending on whether the revenue recognition criteria have been met. Revenues are recorded net of any value added taxes.
     The Company recognizes revenue resulting from professional services sold with subscription offerings (generally considered to be at the time of, or within 45 days of, sale of the subscription offering) over the term of the related subscription contract as these services are considered to be inseparable from the subscription service, and the Company has not yet established objective and reliable evidence of fair value for the undelivered element. The Company recognizes revenues resulting from professional services sold separately from the subscription services as those professional services are performed.
     Although the Company’s subscription contracts are generally noncancelable, a limited number of customers have the right to cancel their contracts by providing prior written notice to the Company of their intent to cancel the remainder of the contract term. In the event a customer cancels its contract, it is not entitled to a refund for prior services provided to it by the Company.
     Because the Company sold a software license to Sophus Limited (“Sophus”) as part of the contract entered into between the Company and Sophus in February 2006 (see Note 9), revenue was recognized under this contract in accordance with SAB No. 104 and SOP No. 97-2, Software Revenue Recognition.
     For arrangements with multiple elements accounted for under SOP 97-2, the associated revenue must be allocated to each element of a transaction based upon its fair value as determined by vendor-specific objective evidence (“VSOE”). VSOE of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately. Due to the unique nature of the arrangement with Sophus, the Company concluded that it could not objectively determine the fair value of the undelivered elements under this contract. Accordingly, it is recognizing the entire amount of revenue under the arrangement as the on-going services are provided in accordance with the contract.
     During the years ended December 31, 2005 and 2006 the Company entered into no other material revenue arrangements that were subject to the provisions of SOP 97-2.
Deferred Revenues
     Deferred revenues consist of billings or payments received in advance of revenue recognition for the Company’s subscription and professional services described above and the Company recognizes them as revenue only when the revenue recognition criteria are met.
Commissions
     The Company records sales commissions when the commissions are earned, which is generally when the company has a contractual commitment from the customer. Commission expense was £205,000 and £391,000 for the years ended December 31, 2005 and 2006, respectively.
Leases
     The Company leases its facilities under operating leases, and accounts for those leases in accordance with SFAS No. 13, Accounting for Leases. For leases that contain rent escalation or rent concession provisions, the Company records the total rent payable during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent as a deferred rent liability in the accompanying consolidated balance sheets.

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
Advertising
     The Company did not incur any advertising expenses during the years ended December 31, 2005 and 2006.
2. Property and Equipment
     Property and equipment consisted of the following (in thousands):

	December 31,
	2005	2006
Computers, equipment and software	£706	£1,186
Furniture, fixtures and leasehold improvements	120	125

	826	1,311
Less: Accumulated depreciation and amortization	(290)	(559)

	£536	£752

     Depreciation expense was £228,000 and £269,000 for the years ended December 31, 2005 and 2006, respectively. There were no disposals of property and equipment during the years ended December 31, 2005 and 2006.
3. Balance Sheet Accounts
Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2005	2006
Tax refund receivable	£169	£—
Prepaid expenses	50	111
Other current assets	11	4

	£230	£115

Long Term Deposits
     Long term deposits primarily consist of restricted cash held at financial institutions as required by the Company’s facility and equipment lease agreements.
Accrued Liabilities
     Accrued liabilities consisted of the following (in thousands):

	December 31,
	2005	2006
Accrued bonuses and commissions	£27	£258
Taxes payable	114	147
Other accrued liabilities	164	175

	£305	£580

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
4. Notes Payable
     Notes payable consisted of the following (in thousands):

	Final Maturity	December 31,
	Date	2005	2006
Bank note	Feb 2008	£43	£23
Bank note	May 2009	69	49

		112	72
Less: current portion		(40)	(40)

Notes payable, excluding current portion		£72	£32

     The Company paid interest on notes payable of approximately £11,000 and £8,000 during the years ended December 31, 2005 and 2006, respectively.
Bank Notes
     The original borrowings under the bank notes (the “Bank Notes”) occurred in November 2002 and April 2004 and totaled £200,000. The Bank Notes are collateralized by the general assets of the Company, and are senior to all other borrowings of the Company. Borrowings under the Bank Notes bear annual interest at a variable rate equal to the Bank of England base interest rate plus 3.50%, which equated to 8.0% and 8.5% at December 31, 2005 and 2006, respectively. Principal is payable monthly and interest is payable quarterly.
     The aggregate maturities of notes payable at December 31, 2006 were as follows (in thousands):

Year Ending December 31,	December 31, 2006
2007	£40
2008	23
2009	9

£72

5. Convertible Notes
     In November, 2006, the Company entered into a secured convertible loan facility with two of its existing stockholders, Jerusalem Venture Partners (“JVP”) and Alta Berkeley Associated AS (“Alta Berkeley”), pursuant to which the Company issued notes payable (“Convertible Notes”) for a principal amount of up to £1,500,000. These notes automatically convert into shares of the Company’s capital at the following terms upon the earlier of:
•	the completion by the Company of a financing which raises in excess of £2,000,000 (the “Financing”), excluding any proceeds from the Convertible Notes, into shares of the class of stock issued in the Financing. The conversion price shall be equal to 90% of the Financing issuance price per share; or

•	March 31, 2007 into shares of the Company’s Series A convertible redeemable preferred shares.
     The Convertible Notes were redeemable by the holders, either in the event of a default under the Convertible Notes or a change of control of the Company prior to March 31, 2007, at a rate of 1.5 times the principal amount outstanding under the Convertible Notes on the date the change of control event occurred or the Company defaulted.
     The Convertible Notes bear interest at an annual rate of 8.21%, which is payable only in the event the Company is in default of the note agreement. The Convertible Notes are secured by the general assets of the Company, and rank behind the Bank Notes in seniority in the event of a liquidation. At December 31, 2006, the Company had borrowed £600,000 against the Convertible Notes.

Touch Clarity Limited
Notes to Consolidated Financial Statements—(Continued)
     Because the Convertible Notes converted at a discount to the issuance price in the event the Company completed a Financing, they contained a contingent beneficial conversion feature. The intrinsic value of this contingent beneficial conversion feature associated with the £600,000 of Convertible Notes outstanding at December 31, 2006 was £67,000, based on the estimated fair value of the Company’s preferred stock at the date the convertible loan facility was executed. On March 1, 2007, the Company was acquired by Omniture, Inc. (“Omniture”) at which time the Convertible Notes were redeemed for £900,000 (see Note 10).

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
6. Income Taxes
     The domestic and foreign components of loss before provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2005	2006
United States	£540	£1,080
United Kingdom	1,876	2,530

	£2,416	£3,610

     The (benefit) provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2005	2006
Current Taxes:
Federal	£—	£11
State	—	6
Foreign	(64)	—

	£(64)	£17

     A reconciliation of income taxes at the U.K. statutory corporation income tax rate to the (benefit) provision for income taxes included in the accompanying consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2005	2006
Tax benefit at U.K. statutory rates	£(725)	£(1,083)
Finance costs on convertible redeemable preferred shares	88	113
Disallowable expenses	9	52
Other	56	—
Change in valuation allowance	508	935

(Benefit) provision for income taxes	£(64)	£17

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2005	2006
Deferred tax assets:
Net operating losses	£1,160	£2,088
Differences between depreciation and capital allowances	9	—
Stock-based compensation	—	34
Other temporary differences	18	—

Total deferred tax assets	1,187	2,122
Valuation allowance	(1,187)	(2,122)

Deferred tax assets, net	£—	£—

     Realization of the deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Due to these uncertainties, management does not believe it is more likely than not that the net deferred tax assets will be realized. Accordingly, the total deferred tax assets of £1,187,000 and £2,122,000 at December 31, 2005 and 2006, respectively, have been fully offset by valuation allowances. The valuation allowance increased by £508,000 and £935,000 for the years ended December 31, 2005 and 2006, respectively.
     At December 31, 2006, the Company had net operating loss carryforwards for purposes of U.K. corporation income tax of approximately £6,982,000. These net operating loss carryforwards do not expire. However, the use of the operating losses carried forward could be restricted or lost if the Company experiences a major change in the nature or conduct of its business.
     The Company paid income taxes of £6,000 and £17,000 during the years ended December 31, 2005 and 2006, respectively.
7. Convertible Redeemable Preferred Stock and Stockholders’ Deficit
  Ordinary Stock
     Shares of ordinary stock and ‘A’ ordinary stock have a par value of £0.00001 per share and have voting rights equal to the convertible redeemable preferred stock on an as-converted basis. Shares of ordinary stock and ‘A’ ordinary stock rank behind convertible redeemable preferred stock with regard to distributions.
  Convertible Redeemable Preferred Stock
     In July 2004, the Company authorized and issued a total of 21,856,285 shares of £0.00001 par value Series A convertible redeemable preferred stock (“Series A”) at an issuance price of £0.167 per share, for gross proceeds of £3,670,000.
     In April 2006, the Company authorized and issued a total of 21,179,265 shares of £0.00001 par value A-1 convertible redeemable preferred stock (“Series A-1”) to existing Series A investors at an issuance price of £0.0708 per share, for gross proceeds of £1,500,000.
     In April 2006, the Company authorized and issued an additional 6,850,000 shares of Series A convertible redeemable preferred stock to existing Series A stockholders, as the price per share of the Series A-1 was less than the price of the Series A, the anti-dilution provisions of the Company’s Articles of Association were triggered.
     On December 31, 2006, all outstanding shares of Series A-1 convertible redeemable preferred stock automatically converted to shares of Series A convertible redeemable preferred stock, in accordance with the Series A convertible redeemable preferred stock purchase agreement.

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
  Voting Rights
     The holders of all series of convertible redeemable preferred stock are entitled to vote on all matters with the holders of ordinary stock, and are entitled to the number of votes equal to the number of shares of ordinary stock into which their shares of convertible redeemable preferred stock are convertible.
  Conversion
     At the option of the holder, the Series A shares convert into shares of ordinary stock on a one-for-one basis. All series of convertible redeemable preferred stock convert automatically into shares of ordinary stock immediately before a qualifying initial public offering (“IPO”), provided the Company raises over £25,000,000 in the IPO and the value of each share of ordinary stock issued in the IPO is no less than £0.835. In any event, all shares of convertible redeemable preferred stock may be converted to shares of ‘A’ ordinary stock at any time, provided that the holders of 80% or more of the total outstanding shares of convertible redeemable preferred stock approve the conversion.
     As a result of the acquisition of the Company by Omniture, the rights of the Series A stockholders were amended (see Note 10).
  Anti-dilution
     The Series A convertible redeemable preferred stock have a weighted-average, anti-dilution right whereby, in the event the Company issues any shares in the capital of the Company at a price per share less than the price paid by the Series A stockholders at the time of initial issuance, then the Series A stockholders are issued such additional shares of Series A as would result in the holders of the Series A shares having subscribed for such Series A shares at the weighted-average price per share paid by Series A stockholders and the price per share of the share issuance just completed.
     The Series A-1 convertible redeemable preferred stock have full ratchet anti-dilution rights whereby, if the Company issues any shares in the capital of the Company at a price per share less than the price paid by the Series A-1 stockholders, then the Series A-1 stockholders are issued such additional shares of Series A-1 as would result in the holders of the Series A-1 convertible redeemable preferred shares having subscribed for such shares of Series A-1 at the lower price.
  Dividends
     Series A and Series A-1 convertible redeemable preferred stock are entitled to receive cumulative dividends at a rate of 8.0% per annum, based on their respective subscription values. This entitlement terminates upon conversion of the shares of Series A and Series A-1 to shares of ordinary stock. The Company accrued dividends of £292,000 and £378,000 for the years ended December 31, 2005 and 2006, respectively. These dividends were recorded in interest expense in the Company’s consolidated statements of operations.
  Liquidation
     A sale, reorganization, liquidation, dissolution, non-qualifying IPO or winding up of the Company may, in certain circumstances, be deemed to be a liquidation event, and trigger the liquidation preferences associated with the outstanding shares of Series A and Series A-1 convertible redeemable preferred stock. Under a deemed liquidation event, the surplus assets of the Company remaining after full payment of its liabilities shall first be applied in paying the Series A-1 stockholders an amount equal to their subscription price multiplied by the number of outstanding shares, the preferred dividend as noted above and annual interest of 1.5% above the published London Interbank Offered Rate (“LIBOR”). This interest rate was 6.4% and 6.7% at December 31, 2005 and 2006, respectively.
     To the extent there are additional funds available for distribution after the payments described above have been made to the Series A-1 stockholders, the holders of the Series A convertible redeemable preferred stock shall receive an amount equal to their subscription price multiplied by the number of outstanding shares, the preferred stock dividend noted above and annual interest of 1.5% above the LIBOR interest rate. The aggregate liquidation preference was £4,415,000 and £6,610,000 at December 31, 2005 and 2006, respectively.
     To the extent there are additional funds available after the distributions described above occur, these remaining funds are distributed to the Series A and Series A-1 stockholders, the ordinary stockholders and the ‘A’ ordinary stockholders pro-rata to their respective stock holdings, provided that the Series A and Series A-1 stockholders shall only receive, in total, a sum equal to two times their respective initial issuance price of £0.167 for the Series A stockholders and £0.0708 for the Series A-1 stockholders. Any further distributions available shall be distributed among the holders of shares of ordinary and ‘A’ ordinary stock, pro rata to their respective holdings of the total shares of ordinary and ‘A’ ordinary stock.

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
  Redemption
     Subject to the approval by a majority of 80% or more of the total outstanding shares of Series A convertible redeemable preferred stock, the holders of the Series A may require the Company to redeem all of their convertible redeemable preferred stock for cash at the original issue price, plus all unpaid dividends and interest on or after July 19, 2009.
  Stock Options
     The Company operates an Enterprise Management Incentives Share Option Plan (the “Plan”) in which employees and consultants of the Company may be granted options to purchase shares of ‘A’ ordinary stock. The Company’s Remuneration Committee may grant employees and directors who work for the Company at least 25 hours a week or at least 75% of their working time at its discretion options to acquire such number of shares of ‘A’ ordinary stock as the Remuneration Committee may specify. The Company also operates a non-employee sub-plan which was adopted to permit the grant of options to persons who provide services to the Company but are not eligible employees under the Plan. The aggregate fair value of shares subject to the Plan shall not exceed £100,000 per participant and the aggregate fair value, of all shares subject to the Plan shall not exceed £3,000,000.
     The standard terms for options granted to U.K. employees are:
•	vesting term — monthly vesting over four years; and

•	exercise price — actual market value as established within 30 days prior to the date of grant by Her Majesty’s Revenue and Customs.
     The option will be cancelled upon the earliest of the following events:
•	on the tenth anniversary of the date of grant;

•	first anniversary of the recipient’s death;

•	40 days after the recipient ceases to be an employee of the Company; and

•	the surrender of the option by the recipient.
     The Company’s Board of Directors adopted the Touch Clarity Limited 2006 U.S. Stock Plan (the “U.S. Plan”) on October 19, 2006, which was approved by the Company’s stockholders on February 14, 2007. The U.S. Plan provides both for the direct award or sale of shares of the Company’s stock, and for the grant of options to purchase shares of ‘A’ ordinary stock. Options granted under the U.S. Plan may include non-statutory stock options (“NSOs”) as well as incentive stock options (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code. Only employees, outside members of the Company’s Board of Directors and consultants of the Company’s wholly owned subsidiary, Touch Clarity, Inc., shall be eligible for the grant of NSOs or the direct award or sale of shares of the Company’s stock. Only employees of Touch Clarity, Inc. shall be eligible for the grant of ISOs. The exercise price of an ISO shall not be less than 100% of the fair value per share of the Company’s ordinary stock on the date of grant and the exercise price of a NSO shall not be less than 85% of the fair value per share of the Company’s ordinary stock on the date of grant.
     The standard terms for options granted under the U.S. Plan are as follows:
•	vesting term — monthly vesting over four years;

•	exercise price — the fair market value of a share at the time of grant; and

•	right of first refusal — Touch Clarity, Inc. has a right of first refusal over all shares acquired under the U.S. Plan.
     The option will be cancelled upon the earliest of the following events:
•	on the tenth anniversary of the date of grant;

•	first anniversary of the recipient’s death;

•	30 days after the recipient ceases to be an employee of the Company, other than by reason of disability;

•	six months after the recipient ceases to be an employee of the Company, by reason of disability; or

•	the date 12 months after the recipient’s death, or such later date as the Board of Directors may determine.
     In connection with the adoption of SFAS No. 123R, the Company estimates the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes-Merton option-pricing formula and a multiple option award approach. The Company then amortizes the fair value of awards expected to vest using the attribution amortization method over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
period. The weighted-average expected option term for options granted during the year ended December 31, 2006 was calculated using the simplified method described in SAB No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility for the year ended December 31, 2006 also reflected the application of SAB No. 107 interpretive guidance and, accordingly, incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based on the LIBOR yield curve on the date the stock option award is granted with a maturity equal to the expected term of the stock option award. The Company used historical data to estimate the number of future stock option forfeitures.
     During the year ended December 31, 2006, the Company granted stock option awards to purchase 13,567,971 ‘A’ shares of ordinary stock at a weighted-average exercise price of £0.023 and a weighted-average, grant-date fair value of £0.0126. During the year ended December 31, 2006, the Company recorded compensation expense totaling £112,000 related to these stock option awards. During the year ended December 31, 2006, options to purchase 4,580,891 shares of ‘A’ ordinary stock granted under the provisions of SFAS No. 123R were forfeited at a weighted-average, grant-date fair value of £0.098. At December 31, 2006, there was £19,000 of total unrecognized compensation cost related to non-vested stock option awards granted subsequent to the adoption of SFAS No. 123R. This unrecognized compensation cost is equal to the fair value of awards expected to vest and will be recognized over a weighted-average period of 1.5 years.
     The fair value of stock option awards granted during the year ended December 31, 2006 was estimated at the date of grant using the Black-Scholes-Merton valuation method with the following assumptions:

Expected volatility	60%
Expected term (in years)	6.0
Risk-free interest rate	4.4%-4.7%
Expected dividends	—
     The following table summarizes stock option activity under the Company’s stock option plans for the year ended December 31, 2006:

			Weighted-
			average
	Number of	Weighted-	Remaining
	Shares Subject	average	Contractual
	to Outstanding	Exercise Price	Term
	Options	Per Share (£)	(in Years)
Outstanding at January 1, 2006	8,392,613	0.081	9.1
Granted	13,567,971	0.023
Exercised	(76,345)	0.025
Canceled	(4,580,891)	0.098

Outstanding at December 31, 2006	17,303,348	0.031	9.3

Vested and expected to vest at December 31, 2006	3,161,303	0.020	9.6

Exercisable at December 31, 2006	2,569,899	0.019	7.6

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
     Total stock-based compensation expense has been classified as follows in the accompanying consolidated statements of operations (in thousands):

	Year Ended December 31,
	2005	2006
Cost of subscription revenues	£—	£2
Cost of professional services and other	—	1
Sales and marketing	—	12
Research and development	—	5
General and administrative	—	92

	£—	£112

  Shares Reserved for Future Issuance
     The Company has reserved ‘A’ shares of ordinary stock for future issuance at December 31, 2006 as follows:

Stock options outstanding	17,303,348
Stock options available for future grants	5,081,939

22,385,287

     There were a total of 21,856,285 and 49,885,550 preferred shares issued and outstanding at December 31, 2005 and December 31, 2006, respectively, which at the holder’s option convert to shares of ‘A’ ordinary stock. The associated authorized convertible redeemable preferred shares are redesignated as ‘A’ ordinary stock at the time of conversion.
8. Commitments and Contingencies
  Leases
     The Company leases certain equipment under capital leases. These capital leases generally contain a £1.00 buyout option at the end of the initial lease terms, which range between 36 and 60 months, maturing at various dates through 2009. The carrying value of property and equipment capitalized under capital lease obligations at December 31, 2005 was £501,000, less £164,000 in accumulated amortization. The carrying value of property and equipment capitalized under capital lease obligations at December 31, 2006 was £660,000, less £391,000 in accumulated amortization. Amortization expense is computed using the straight-line method over the shorter of the estimated useful life or term of each lease and is allocated between cost of revenues, research and development, sales and marketing and general and administrative expense in the consolidated statements of operations. Accumulated amortization is included in property and equipment, net on the consolidated balance sheets. The Company paid interest of approximately £63,000 and £54,000 during the years ended December 31, 2005 and 2006, respectively.
     The future minimum lease payments under non-cancellable capital and operating leases at December 31, 2006 were as follows (in thousands):

	Capital	Operating
Year Ending December 31,	Leases	Leases
2007	£250	£122
2008	75	122
2009	29	102
Thereafter	—	—

Total minimum lease payments	354	£346

Less: imputed interest	(46)

Present value of minimum lease payments	308
Less: current portion	(216)

Capital lease obligations, less current portion	£92

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
     Rent expense for the years ended December 31, 2005 and 2006 was £97,000 and £122,000, respectively. In February 2005, the Company entered into an office sublease arrangement whereby it rented out a portion of its principal offices for £3,000 per month plus reimbursement for telephone and internet access. The tenant terminated the sublease arrangement effective March 31, 2006. Rental and associated fees paid by the lessee were £38,000 in 2005 and £11,000 in 2006. These amounts were netted against rent expense in the Company’s consolidated statements of operations.
     Operating lease payments primarily relate to the Company’s principal offices in London, England. In November 2004, the Company entered into a lease associated with this property. The contractual term of the lease is five years from the commencement date. There is no rent review required under the terms of the lease and the Company has the right to terminate the lease on its third anniversary, provided six months notice is given and a penalty equivalent to six months rent is paid to the lessor. The Company also has the right to sublease the premises.
  Warranties
     The Company typically warrants its on-demand online behavioral targeting services to perform in a manner consistent with general industry standards that are reasonably applicable under normal use and circumstances. Historically, the Company has not been required to make payments under these obligations, and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.
     The Company’s warranty arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third party’s intellectual property rights.
     The Company has entered into service level agreements with a small number of its customers warranting certain levels of uptime reliability and permitting those customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. To date, amounts credited to customers pursuant to these agreements have been immaterial and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.
  Indemnification
     The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her service as a director or officer, including any action by the Company, arising out of his or her services as the Company’s director or officer or his or her services provided to any other company or enterprise at the Company’s request. Historically, the Company has not been required to make payments under these obligations and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.
  Other Legal Matters
     The Company is and may become involved in various other legal proceedings arising from the normal course of its business activities. Management does not expect resolution of these other matters to have a material adverse effect on the Company’s consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of these proceedings, an unfavorable resolution could materially affect the Company’s future consolidated results of operations, cash flows or financial position in a particular period.
9. Related Party Transactions
  Board of Directors Stock Option Activity
     Stock option activity related to members of the Company’s Board of Directors for the years ended December 31, 2005 and 2006 was as follows:

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)

	Number of	Exercise Price
	Shares	per Share (£)
2005:
Stock options granted	5,269,130	0.0250 — 0.1400
Stock options exercised.	848,317	0.0001 — 0.0250
Stock options cancelled.	882,223	0.025
2006:
Stock options granted	6,836,256	0.0250 — 0.0300
Stock options cancelled.	3,053,000	0.1400
  Sophus Limited
     In April 2005, the Company renewed a reseller agreement with Sophus, a stockholder owning less than 5% of the outstanding share capital of the Company. Under the terms of this agreement, Sophus acted as a distributor of the Company’s subscription services. The Company recognized revenues of £350,000 and £80,000 in the years ended December 31, 2005 and 2006, respectively, related to this agreement.
     In February 2006, the Company entered into a perpetual license agreement with Sophus, cancelling the previously existing reseller agreement. Under the terms of the perpetual license agreement, the Company granted to Sophus a perpetual, irrevocable, non-exclusive, non-transferable, non-sub-licensable, worldwide license to use, adapt and modify the source and object code relating to the Company’s legacy TC Analytics product in exchange for a license fee of £240,000. This license fee was paid over 18 months from the effective date of the perpetual license agreement. Under the terms of the same agreement, the Company also agreed to: (1) provide network hosting services to Sophus for a period of 12 months from the commencement date of the agreement, for a monthly fee of £10,000; and (2) rent certain network equipment and provide support to Sophus for a period of 21 months, for a total fee of £114,000, with fees paid monthly. Revenue recognized by the Company related to this agreement for the year ended December 31, 2006 totaled £203,000.
  Board of Director Consulting Agreements
     Effective October 1, 2005, the Company entered into a consulting agreement with Alta Berkeley, whereby a Principal of Alta Berkeley and a member of the Company’s Board of Directors was engaged as a consultant to the Company. Certain Alta Berkeley funds are stockholders of the Company. The consulting agreement commenced on October 1, 2005 and could be terminated by either party with 30 days prior written notice. In exchange for these services, Alta Berkeley received a standard daily fee. In addition, the Company granted Alta Berkeley an option to purchase 804,265 shares of ‘A’ ordinary stock with an exercise price of £0.03 per share, vesting monthly over twelve months. The Company did not record stock-based compensation expense related to these stock options because their total fair value based on the Black-Scholes-Merton option pricing model was immaterial. The Company incurred expenses relating to consultants who are related parties of £30,000 in 2005 and £84,000 in 2006. On February 14, 2007, the Alta Berkeley consultancy agreement was terminated, retroactive to October 1, 2006 and an employment contract was entered into between the Company and the consultant, beginning October 1, 2006.
10. Subsequent Events
     On March 1, 2007, all of the outstanding voting stock of the Company was acquired by Omniture. Under the terms of the agreement, Omniture has agreed to pay total consideration of up to £26,768,000 (plus the value of assumed vested options). This consideration was comprised of the following: £8,146,000 in cash payable at closing of the acquisition; £17,095,000 to be paid by November 30, 2007 in Omniture common stock or cash, or some combination of stock and cash, at Omniture’s election; and up to £1,527,000 in cash payable, contingent upon the achievement of certain revenue milestones during the year ended December 31, 2007.
     As a result of the transaction, all outstanding shares of the Company’s convertible redeemable preferred stock converted into share of ‘A’ ordinary stock. Given the Company’s loss position, it did not have any distributable reserves at the time the convertible redeemable preferred stock converted into shares of ‘A’ ordinary stock, and therefore all claims to dividends and preference amounts, which the Company had accrued, totaling £802,000, were forfeited and the accrual was reversed to equity.
     The outstanding Convertible Notes of £600,000, plus the early redemption penalty of £300,000, were repaid to its holders from the proceeds paid by Omniture.

Touch Clarity Limited
Notes to Consolidated Financial Statements-(Continued)
     As part of Omniture’s acquisition of the Company, it agreed that holders of outstanding options issued under the Company’s stock option plans would receive replacement options to purchase shares of Omniture common stock. The replacement options continue to be subject to substantially equivalent terms and conditions.